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                                 EXHIBIT 99(a)



                    Union Planters Corporation Press Release
             dated April 27, 1995, announcing operating results for
                           the first quarter of 1995
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(LOGO) UNION                                                      PRESS RELEASE
    PLANTERS
 CORPORATION        CONTACT:   JACK W. PARKER, CFO       DATE:   APRIL 27, 1995
                               (901) 383-6781




          UNION PLANTERS CORPORATION ANNOUNCES FIRST QUARTER EARNINGS


         Memphis, Tennessee -- Union Planters Corporation today announced net earnings for the first quarter of 1995 of $33.0 million, or $.74 per fully diluted common share. This compares to net earnings for the same period a year ago of $25.4 million, or $.56 per fully diluted common share. Returns on average assets and average common equity for the first quarter of 1995 were 1.36% and 18.59% compared to 1.04% and 14.21%, respectively, for the same period in 1994.

         Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer of Union Planters Corporation, stated, "Our first quarter earnings are a testament to our commitment to increasing income while keeping a watchful eye on noninterest expenses. During the period we saw net interest income increase $7.1 million and noninterest income also increase by $5.8 million, while the growth of noninterest expense was held to only $384,000. I commend all of our employees for their efforts in making this our most profitable quarter ever."

         The growth in net interest income came from slightly higher average earning assets, a 16% growth in loans outstanding and higher yields from the investment securities portfolio. Consumer loans outstanding have increased approximately $240 million as a result of a loan marketing program in the second half of last year. The net interest spread increased to 3.96% from 3.85% in the first

                                     -MORE-

Corporate Headquarters: Union Planters Corporation, 7130 Goodlett Farms Parkway, Memphis, TN 38018 - Telephone (901) 383-6780 - Fax (901) 383-6409 - NYSE Trading
Symbol: UPC
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quarter of 1994 and the net interest margin improved to 4.59% from  4.31%.
Noninterest income increases were primarily in core banking activities.

         Noninterest expense was basically unchanged for the quarter at $83.1 million versus $82.7 million in the same quarter a year ago. The minimal increase in noninterest expenses is a result of the Corporation's efforts to increase productivity and improve the profitability ratios.

         Asset quality measures continue to be excellent. Nonperforming assets at March 31, 1995 were only $28.6 million, or .48% of loans and foreclosed properties. This compares to nonperforming assets of $25.0 million, or .42% of loans and foreclosed properties at year end 1994. As a result of the loan growth, the provision for losses on loans for the first quarter was increased to $1.7 million versus $815,000 in the same quarter a year ago. At quarter end the allowance for losses on loans was $122.9 million, or 2.05% of loans.

         Union Planters ended the quarter with total assets of $9.7 billion, total loans of $6.0 billion and total deposits of $8.2 billion. Shareholders' equity at quarter end was a record $777 million and represented 7.98% of assets.

         Union Planters Corporation, headquartered in Memphis, Tennessee, is a $9.7 billion multi-bank holding company. At March 31, 1995, Union Planters had 38 subsidiary banks with 375 banking locations in Tennessee, Mississippi, Arkansas, Louisiana, Alabama and Kentucky.

                                     -oOo-

                    [Two Page Financial Attachment Follows]
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                           UNION PLANTERS CORPORATION
                        Financial Highlights (Unaudited)
                 (Dollars in thousands, except per share data)

                                                                                           THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                          1995             1994
- ------------------------------------------------------------------------------------------------------------------
 INCOME STATEMENT AMOUNTS
    Net interest income
      Actual                                                                           $   98,551       $   91,464
      Taxable-equivalent basis                                                            102,838           96,025
    Provision for losses on loans                                                           1,686              815
    Noninterest income
      Investment securities gains (losses)                                                    (21)             105
      Other                                                                                34,232           28,314
    Noninterest expense                                                                    83,111           82,727
    Earnings before income taxes                                                           47,965           36,341
    Applicable income taxes                                                                14,950           10,954
    Net earnings                                                                           33,015           25,387

- ------------------------------------------------------------------------------------------------------------------
 PER COMMON SHARE DATA
    Net earnings - primary                                                             $      .77       $      .58
                 - fully diluted                                                              .74              .56
    Cash dividends                                                                            .23              .21
    Book value                                                                              17.09            16.56

- ------------------------------------------------------------------------------------------------------------------
 BALANCES AT END OF PERIOD
    Loans, net of unearned income                                                      $5,995,257       $5,108,678
    Allowance for losses on loans                                                         122,905          124,688
    Nonperforming assets
       Nonaccrual loans                                                                    21,323           22,065
       Restructured loans                                                                   1,550            7,816
       Foreclosed properties                                                                5,726           10,234
    Loans 90 days past due                                                                  7,685            8,434
    Investment securities
       Held to maturity   -  Amortized cost                                             1,022,067        1,183,117
                          -  Fair value                                                 1,028,764        1,085,340
       Available for sale -  Amortized cost                                             1,701,575        2,418,402
                          -  Fair value                                                 1,689,739        2,418,392
       Unrealized loss on available for sale securities, net of taxes                      (7,417)            (175)
    Total assets                                                                        9,741,991        9,899,677
    Total deposits                                                                      8,218,025        8,424,946
    Total shareholders' equity                                                            777,066          764,104
    Total common equity                                                                   689,768          659,556
    Tier 1 capital                                                                        746,227          731,290
- ------------------------------------------------------------------------------------------------------------------


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                           UNION PLANTERS CORPORATION
                        Financial Highlights (Unaudited)
                 (Dollars in thousands, except per share data)

                                                                                            THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                          1995              1994
- -------------------------------------------------------------------------------------------------------------------
 AVERAGE BALANCES
    Loans, net of unearned income                                                      $6,001,424        $5,185,160
    Investment securities                                                               2,870,662         3,529,843
    Earning assets                                                                      9,091,620         9,046,028
    Total assets                                                                        9,825,843         9,859,956
    Total deposits                                                                      8,250,826         8,360,788
    Interest-bearing liabilities                                                        7,726,795         7,785,723
    Demand deposits                                                                     1,228,593         1,204,021
    Shareholders' equity                                                                  769,163           765,626
    Common equity                                                                         681,865           661,078

- -------------------------------------------------------------------------------------------------------------------
 OTHER SUPPLEMENTAL INFORMATION
    Return on average assets                                                                 1.36 %            1.04 %
    Return on average common equity                                                         18.59             14.21
    Allowance for losses on loans to
       loans (end of period)                                                                 2.05              2.44
    Nonperforming loans to loans                                                              .38               .58
    Nonperforming assets to loans and foreclosed properties                                   .48               .78
    Net charge-offs (recoveries) of loans                                              $      870        $     (686)
    Net charge-offs (recoveries) as a percentage of
       average loans                                                                          .06 %            (.05)%
    Common shares outstanding (end of
       period, in thousands)                                                               40,369            39,839
    Weighted average shares outstanding
       (in thousands)
          Primary                                                                          40,421            39,952
          Fully diluted                                                                    44,900            44,433
    Yield on earning assets (taxable-equivalent
       basis)                                                                                8.15 %            7.08 %
    Rate on interest-bearing liabilities                                                     4.19              3.23
    Interest rate spread (taxable-equivalent basis)                                          3.96              3.85
    Net interest income as a percentage of
       average earning assets (taxable-equivalent
       basis)                                                                                4.59              4.31
    Shareholders' equity to assets                                                           7.98              7.72
    Leverage ratio                                                                           7.62              7.45
- -------------------------------------------------------------------------------------------------------------------